Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
                         TAX-FREE CASH RESERVE PORTFOLIO

A Special Meeting ("Meeting") of Shareholders of Tax-Free Cash Reserve Portfolio, an investment portfolio of Tax-Free Investments Trust, a Delaware statutory trust ("Trust"), was held on February 29, 2008. The Meeting was held for the following purposes:

(1) Elect 13 trustees to the Board of Trustees of the Trust, each of whom will serve until his or her successor is elected and qualified.

(2) Approve an amendment to the Trust's Agreement and Declaration of Trust that would permit the Board of Trustees of the Trust to terminate the Trust, the Fund or a share class without a shareholder vote.

(3) Approve a new sub-advisory agreement between Invesco Aim Advisors, Inc. and each of AIM Funds Management, Inc.; Invesco Asset Management Deutschland, GmbH; Invesco Asset Management Limited; Invesco Asset Management (Japan) Limited; Invesco Australia Limited; Invesco Global Asset Management (N.A.), Inc.; Invesco Hong Kong Limited; Invesco Institutional (N.A.), Inc.; and Invesco Senior Secured Management, Inc.

(4) Approve an Agreement and Plan of Reorganization that provides for the restructuring of the Fund as a new series portfolio of Short-Term Investments Trust, an existing open-end management investment company organized as a Delaware statutory trust, the transfer of all of the Fund's assets and liabilities to the new series portfolio and the termination of the Fund as a designated series of the Trust.

The results of the voting on the above matters were as follows:

                                                                  Votes        Withheld/
Matter                                           Votes For       Against     Abstentions**
------                                         -------------   -----------   -------------
(1)*   Bob R. Baker.........................   1,564,840,741       N/A        20,342,614
       Frank S. Bayley......................   1,564,840,741       N/A        20,342,614
       James T. Bunch.......................   1,564,840,741       N/A        20,342,614
       Bruce L. Crockett....................   1,564,840,741       N/A        20,342,614
       Albert R. Dowden.....................   1,564,840,741       N/A        20,342,614
       Jack M. Fields.......................   1,564,840,741       N/A        20,342,614
       Martin L. Flanagan...................   1,564,840,741       N/A        20,342,614
       Carl Frischling......................   1,564,840,741       N/A        20,342,614
       Prema Mathai-Davis...................   1,564,840,741       N/A        20,342,614
       Lewis F. Pennock.....................   1,564,840,741       N/A        20,342,614
       Larry Soll, Ph.D.....................   1,564,840,741       N/A        20,342,614
       Raymond Stickel, Jr..................   1,564,840,741       N/A        20,342,614
       Philip A. Taylor.....................   1,564,840,741       N/A        20,342,614

                                                                   Votes       Withheld/        Broker
                                                 Votes For       Against      Abstentions     Non-Votes
                                               -------------   -----------   -------------   -----------
(2)*   Approve an amendment to the Trust's
       Agreement and Declaration of Trust
       that would permit the Board of
       Trustees of the Trust to terminate
       the Trust, the Fund, and each other
       series portfolio of the Trust,
       or a share class without a
       shareholder vote.....................    645,077,342    639,466,348    28,667,670     271,971,995

----------
* Proposals 1 and 2 required approval by a combined vote of all of the portfolios of Tax-Free Investments Trust.

**   Includes Broker Non-Votes.

                                                                    Sub-Item 77C

                                                                   Votes       Withheld/        Broker
Matter                                           Votes For       Against      Abstentions     Non-Votes
------                                         -------------   -----------   -------------   -----------
(3)    Approve a new sub-advisory agreement
       between Invesco Aim Advisors, Inc.
       and each of AIM Funds Management,
       Inc.; Invesco Asset Management
       Deutschland, GmbH; Invesco Asset
       Management Limited; Invesco Asset
       Management (Japan) Limited; Invesco
       Australia Limited; Invesco Global
       Asset Management (N.A.), Inc.;
       Invesco Hong Kong Limited; Invesco
       Institutional (N.A.), Inc.; and
       Invesco Senior Secured Management,
       Inc..................................   1,405,715,759    22,367,724     41,697,989    244,803,817

(4)    Approve an Agreement and Plan of
       Reorganization that provides for the
       restructuring of the Fund as a new
       series portfolio of Short-Term
       Investments Trust, an existing
       open-end management investment
       company organized as a Delaware
       statutory trust, the transfer of all
       of the Fund's assets and liabilities
       to the new series portfolio and the
       termination of the Fund as a
       designated series Trust..............   1,393,721,217    30,917,608     45,142,648    244,803,816

For a more detailed discussion on the proposal that was submitted to shareholders, please refer to the proxy statement that was filed on December 28, 2007 with the SEC under Accession number 0000950134-07-026293.